Exhibit 99.1

CONTACT:

Jeff Macdonald

Acorda Therapeutics

(914) 347-4300 ext. 232

jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Posting of Briefing Documents for October 14

FDA Advisory Committee Meeting on Fampridine-SR

•                  Company to Host Investor Conference Call on Thursday, October 15 at 8:00 a.m.

HAWTHORNE, N.Y., October 09, 2009 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that the U.S. Food and Drug Administration (FDA) has posted on its website briefing documents for the Peripheral and Central Nervous System Drugs Advisory Committee meeting to review Acorda’s New Drug Application (NDA) for Fampridine-SR for the proposed indication of improvement of walking ability in people with multiple sclerosis (MS). The Prescription Drug User Fee Act (PDUFA) action date for the Fampridine-SR NDA is October 22, 2009.

The Advisory Committee meeting is scheduled for 8:00 a.m. EST on Wednesday, October 14th. The briefing materials can be accessed at:

http://www.fda.gov/AdvisoryCommittees/WhatsNew/default.htm

Conference Call

Acorda will hold a conference call and audio webcast on Thursday, October 15, 2009 at 8:00 a.m. ET to discuss the outcome of the Advisory Committee meeting. To participate in the conference call, please dial 866-700-6979 (domestic) or 617-213-8836 (international) and reference the access code 85689772. The presentation will be available via a live webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194451&eventID=2484252

A replay of the call will be available from 11:00 a.m. ET on October 15, 2009 until midnight on November 14, 2009. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 45457470. The archived webcast will be available for 30 days in the Investor Relations section of the Acorda website at http://www.acorda.com.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including delays in obtaining or failure to obtain FDA approval of

Fampridine-SR, the risk of unfavorable results from future studies of Fampridine-SR, Acorda Therapeutics’ ability to successfully market and sell Fampridine-SR, if approved, and Zanaflex Capsules, competition, failure to protect its intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from its preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.